UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 26, 2008
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9247	13-2857434

(Commission File Number)	(IRS Employer Identification No.)

One CA Plaza
Islandia, New York	11749

(Address of Principal Executive Offices)	(Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 26, 2008, the Board of Directors of CA, Inc. elected Michael J. Christenson as President of CA, Inc., succeeding John A. Swainson in that position. Mr. Swainson remains Chief Executive Officer of CA, Inc. and Mr. Christenson remains Chief Operating Officer of CA, Inc. In his new capacity, Mr. Christenson will continue to report to Mr. Swainson. The term of their offices will expire at the first meeting of the CA, Inc. Board of Directors following the 2008 Annual Meeting of Stockholders, subject to any earlier resignation or removal.
Mr. Christenson, age 49, was Executive Vice President and Chief Operating Officer of CA, Inc. from April 2006 to February 26, 2008. From February 2005 to April 2006, he served as Executive Vice President of Strategy and Business Development of CA, Inc. Mr. Christenson retired in 2004 from Citigroup Global Markets, Inc. after a 23-year career as an investment banker, where he was responsible for that company’s Global Private Equity Investment Banking, North American Regional Investment Banking, and Latin American Investment Banking. In addition, he was a member of the Operating Committee of the Global Investment Banking Division and the Investment Committee of SSB Capital Partners. Prior to these roles, he served as head of Citigroup’s Global Technology Investment Banking and Global Media Investment Banking.
A copy of the press release issued by CA, Inc. regarding the above-mentioned actions is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 3, 2008

99.2	Amendment dated February 29, 2008 to Employment Agreement dated November 22, 2004, as amended, between CA, Inc. and John A. Swainson.

99.3	Amendment dated February 29, 2008 to Employment Agreement dated as of May 31, 2007, between CA, Inc. and Michael Christenson.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: March 3, 2008	By:	/s/ Kenneth V. Handal
Kenneth V. Handal,
Executive Vice President, Global Risk and Compliance, and Corporate Secretary